SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                  Commission File Number 0-17119
                                                          CUSIP Number 00105V105

(Check One):      |X|  Form 10-K  |_|  Form 20-F  |_|  Form 11-K  |_|  Form 10-Q
                  |_|  Form N-SAR

For Period Ended:  December 31, 2000
                 ---------------------------------------------------------------


[  ]  Transition Report on Form 10-K
[  ]  Transition Report on Form 20-F
[  ]  Transition Report on Form 11-K
[  ]  Transition Report on Form 10-Q
[  ]  Transition Report on Form N-SAR

For the Transition Period Ended:


  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         If the notification relates to a portion of the filing checked above, identify the Items(s) to which the notification relates: N/A


                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant:      A-Fem Medical Corporation
                          ------------------------------------------------------


Former Name if Applicable:      N/A
                            ----------------------------------------------------

Address of principal executive office (Street and number):
     10180 SW Nimbus Avenue, Suite J-5
     ---------------------------------

City, state and zip code:      Portland, OR 97223-4341
                           -----------------------------------------------------

                                     PART II
                             RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   |X|       (a)    The reasons described in reasonable detail in Part III of
                    this form could not be eliminated without unreasonable effort or expense;

   |X|       (b)    The subject annual report, semi-annual report,
                    transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form
                    N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

   |_|       (c)    The accountant's statement or other exhibit required by
                    Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed)

         The Company is negotiating the sale of equity securities to provide needed additional capital to fund the Company's operations. Due to the timing of these negotiations and other matters occurring in the ordinary course of its business, the Company did not have sufficient personnel or resources to assemble information to file its Form 10-KSB for the year ended December 31, 2000 within the 90 day period commencing upon the end of the Company's fiscal year. The Company intends to file its annual report on Form 10-KSB no later than April 16, 2001.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Danielle Benderly                               (503) 727-2011
         -----------------------------------------------------------------------
                   (Name)                         (Area Code) (Telephone Number)




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

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                           |X| Yes  |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                           |_| Yes  |X| No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                            A-Fem Medical Corporation
                  (Name of Registrant as Specified in Charter)

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    April 2, 2001           By        /s/ STEVEN T. FRANKEL
    --------------------------    ----------------------------------------------
                                          Steven T. Frankel
                                          President and Chief Executive Officer


                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).










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